EXHIBIT 99.1

SP Bancorp, Inc. Announces Improved Second Quarter 2013 Results and Adoption of a New Stock Repurchase Program

PLANO, Texas, Aug. 7, 2013 (GLOBE NEWSWIRE) -- SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Federal Bank (the "Bank"), today announced financial results for the Company's second quarter ended June 30, 2013. The Company also announced that its Board of Directors has authorized a new stock repurchase program up to 5% of the Company's currently outstanding shares, or up to 81,937 shares.

"We are pleased to report a solid second quarter as well as a significant improvement over last year's performance. Our second quarter 2013 net income increased $69,000, or 29%, over the second quarter of 2012. A decrease in our provision for loan losses, as well as growth in our mortgage warehouse portfolio, contributed to the earnings improvement," said President and CEO Jeff Weaver. "In addition, we experienced healthy deposit growth and a significant decrease in our nonperforming assets."

PERFORMANCE HIGHLIGHTS

  Second quarter net income increased $69,000, or 29.4%: Net income increased to $304,000 for the three months ended June 30, 2013, compared to $235,000 for the three months ended June 30, 2012.
  Nonperforming assets declined 62%: Nonperforming assets declined to $3.6 million at June 30, 2013 from $9.5 million at December 31, 2012. Nonperforming assets as a percentage of total assets declined to 1.18% at June 30, 2013 from 3.29% at December 31, 2012.
  Deposits increased $27.9 million, or 12%: Deposits, increased primarily from deposit inflows from both new and existing customers during the six months ended June 30, 2013. This increase was partially the result of a local CD campaign designed to lengthen our CD maturities.
  Stockholders' equity remained strong: The Company reported $33.7 million of stockholders' equity at June 30, 2013, an increase of $697,000, compared to $33.0 million at December 31, 2012. The increase in stockholders' equity was primarily a result of net income of $689,000 for the first six months of 2013.
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Unaudited)
	(In thousands, except per share amounts)
SELECTED OPERATING DATA:

Interest income	$ 2,831	$ 2,923	$ 5,621	$ 5,815
Interest expense	348	372	665	744
Net interest income	2,483	2,551	4,956	5,071
Provision for loan losses	100	215	175	702
Net interest income after provision for loan losses	2,383	2,336	4,781	4,369
Noninterest income	942	1,124	1,984	2,226
Noninterest expense	2,881	3,159	5,755	5,932
Income before tax expense	444	301	1,010	663
Income tax expense	140	66	321	149
Net income	$ 304	$ 235	$ 689	$ 514

Earnings per share:
Basic	$ 0.20	$ 0.15	$ 0.45	$ 0.32
Diluted	$ 0.20	$ 0.15	$ 0.45	$ 0.32

			June 30,	December 31,
			2013	2012
			(Unaudited)
			(In thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets			$ 304,135	$ 288,121
Total cash and cash equivalents			41,677	23,933
Securities available for sale, at fair value			14,119	15,713
Loans held for sale			3,895	7,290
Loans, net			227,559	222,288
Other real estate owned			243	1,477
Premises and equipment, net			4,155	4,249
FHLB of Dallas stock and other restricted stock, at cost			489	1,149
Bank-owned life insurance			7,562	7,439
Other assets (1)			4,436	4,583
Deposits			260,286	232,340
Borrowings			7,344	20,316
Stockholders' equity			33,737	33,040

(1) Includes fixed annuity investment, accrued interest receivable, deferred tax assets and other assets.

Asset Quality Ratios:

Nonperforming loans to total loans, including loans held for sale			1.44%	3.46%
Nonperforming assets to total assets			1.18%	3.29%
Allowance for loan losses to nonperforming loans at end of period			70.05%	30.20%
Allowance for loan losses to total loans, including loans held for sale at end of period			1.01%	1.05%

SP BANCORP, INC.

RESULTS OF OPERATIONS - THREE MONTHS ENDED JUNE 30, 2013 AND 2012

We recorded $304,000 in net income for the quarter ended June 30, 2013, compared to $235,000 of net income for the quarter ended June 30, 2012. The increase in net income for the quarter ended June 30, 2013 reflected a $68,000 decrease in net interest income, a $115,000 decrease in the provision for loan losses, a $182,000 decrease in noninterest income and a $278,000 decrease in noninterest expense.

Net interest income decreased $68,000, or 2.7%, to $2.5 million for the quarter ended June 30, 2013 from $2.6 million for the quarter ended June 30, 2012, due primarily to a decrease in our interest rate spread to 3.46% from 3.75%, and a 28 basis point decrease in our net interest margin to 3.56% from 3.84%. The declines in our interest rate spread and net interest margin were partially offset by an increase in our net average interest-earning assets to $43.9 million from $37.9 million.

We recorded a provision for loan losses of $100,000 for the quarter ended June 30, 2013, compared to a provision for loan losses of $215,000 for the quarter ended June 30, 2012. The decrease in the provision for loan losses was primarily attributable to a lower amount of nonperforming loans in the second quarter of 2013.

Noninterest income decreased $182,000, or 16.2%, to $942,000 for the quarter ended June 30, 2013 from $1.1 million for the quarter ended June 30, 2012. The decrease was due primarily to gains on sales of securities recognized in the second quarter of 2012, which were not repeated in the second quarter of 2013 and a lower amount of gains on sales of mortgage loans. These decreases were partially offset by a $63,000 increase in mortgage warehouse fees.

Noninterest expense decreased $278,000, or 8.8%, to $2.9 million for the quarter ended June 30, 2013 from $3.2 million for the quarter ended June 30, 2012. The decrease was primarily due to a provision for losses on other real estate owned ("OREO") and a provision for a loss on a fraudulent wire transfer transaction that were recognized in the second quarter of 2012.

RESULTS OF OPERATIONS - SIX MONTHS ENDED JUNE 30, 2013 AND 2012

We recorded $689,000 in net income for the six months ended June 30, 2013, compared to $514,000 of net income for the six months ended June 30, 2012. The increase in net income for the six months ended June 30, 2013 reflected a $115,000 decrease in net interest income, a $527,000 decrease in the provision for loan losses, a $242,000 decrease in noninterest income and a $177,000 decrease in noninterest expense.

Net interest income decreased $115,000, or 2.3%, to $5.0 million for the six months ended June 30, 2013 from $5.1 million for the six months ended June 30, 2012, due primarily to a decrease in our interest rate spread to 3.47% from 3.76%, and a 29 basis point decrease in our net interest margin to 3.56% from 3.85%. The declines in our interest rate spread and net interest margin were partially offset by an increase in our average net interest-earning assets to $43.0 million from $37.8 million.

We recorded a provision for loan losses of $175,000 for the six months ended June 30, 2013, compared to a provision for loan losses of $702,000 for the six months ended June 30, 2012. The decrease in the provision for loan losses was primarily attributable to a lower degree of nonperforming loans in the first half of 2013.

Noninterest income decreased $242,000, or 10.9%, to $2.0 million for the six months ended June 30, 2013 from $2.2 million for the six months ended June 30, 2012. The decrease was due primarily to gains on sales of securities recognized in the first half of 2012. This decrease in the gains on sales of securities was partially offset by a $96,000 and $108,000 increase in the gains on sales of mortgage loans and mortgage warehouse fees, respectively.

Noninterest expense decreased $177,000, or 3.0%, to $5.8 million for the six months ended June 30, 2013 from $5.9 million for the six months ended June 30, 2012. The decrease was primarily due to a provision for losses on OREO and a provision for loss on a fraudulent wire transfer transaction that were recognized in the first half of 2012. These decreases were partially offset by an increase in compensation and benefits and data processing expense.

COMPARISON OF FINANCIAL CONDITION DATA – JUNE 30, 2013 AND DECEMBER 31, 2012

Total assets increased $16.0 million to $304.1 million at June 30, 2013 from $288.1 million at December 31, 2012. Increased customer deposits were temporarily reinvested in cash and cash equivalents and loans and used to reduce borrowings.

Net loans increased to $227.6 million at June 30, 2013, from $222.3 million at December 31, 2012, as loan originations were higher than loan collections. Loans held for sale decreased due to a decline in mortgage refinancing activity.

Deposits increased $27.9 million, or 12.0%, to $260.3 million at June 30, 2013 from $232.3 million at December 31, 2012. This deposit growth, driven mostly by CDs, increased as a result of deposit inflows from both new and existing customers. This increase was partially the result of a local advertising campaign designed to lengthen our CD maturities.

Federal Home Loan Bank advances decreased $13.0 million to $7.3 million at June 30, 2013 from $20.3 million at December 31, 2012.

Stockholders' equity increased $697,000 primarily as a result of net income of $689,000 for the first six months of 2013.

ADOPTION OF NEW STOCK REPURCHASE PROGRAM

The Company's Board of Directors has adopted a new stock repurchase program pursuant to which the Company's management is authorized to repurchase up to 5% of the Company's currently outstanding shares, or up to 81,937 shares.

The repurchase program permits shares to be repurchased in open market or private transactions, including through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements.

Repurchases under the repurchase program will be made at management's discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders. Management's decision to repurchase shares will be subject to various factors including general market conditions, the availability and/or trading price of the Company's stock, alternative uses for capital, the Company's financial performance and liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.

The repurchase program may be suspended, terminated or modified at any time for any reason and does not obligate the Company to purchase any particular number of shares. Due to the discretionary nature of the program, the Company cannot specify the number of shares to be repurchased by the Company, if any, pursuant to the repurchase program.

Forward-Looking Statements

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995, and such forward-looking statements are subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or the Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company undertakes no obligation to update them in light of new information of future events.

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7951

CONTACT: INVESTOR CONTACT
         Jeffrey Weaver, President and CEO
         972.931.5311